Tompkins Financial Corporation ISOP 11-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Tompkins Financial Corporation

Investment and Stock Ownership Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60871) of Tompkins Financial Corporation of our report dated June 25, 2020, relating to the financial statements and supplemental schedule of the Tompkins Financial Corporation Investment and Stock Ownership Plan which appear in this Form 11-K for the year ended December 31, 2019.

Elmira, New York

June 25, 2020